Templeton Global Income Fund Announces

Update on Investment Adviser Transition to Saba Capital

New York, NY – November 24, 2023 – Templeton Global Income Fund (NYSE: GIM) (the “Fund”) today announced an update regarding the upcoming Adviser Transition, whereby Saba Capital Management, L.P. ("Saba") will assume responsibility from Franklin Advisers, Inc. ("Franklin Advisers"), the current manager of the Fund, for providing investment management services to the Fund (the “Adviser Transition”). The Adviser Transition will occur on or about the close of business on December 31, 2023.

In connection with the Adviser Transition and management of the Fund's portfolio subsequent to the completion of the Adviser Transition, the Fund’s Board of Trustees (the “Board”) has authorized Franklin Advisers to begin liquidating the Fund's portfolio to cash and cash equivalents prior to the completion of the Adviser Transition. During this transition, the Fund will depart from its stated investment objective and policies to liquidate its holdings.

The Adviser Transition follows the Fund’s previous announcement of the results of its Special Meeting of Shareholders (the “Special Meeting”) held on October 25, 2023. At the Special Meeting, the Fund’s shareholders voted in favor of: (1) the approval of a new investment management agreement between the Fund and Saba; (2) the approval of making the Fund’s investment objective “non-fundamental” to provide the Fund with greater investment flexibility; and (3) the removal of the Fund’s fundamental policy mandating that at least 65% of the Fund’s total assets be invested in at least three countries and in various types of debt instruments.

Contacts

Longacre Square Partners
Greg Marose / Kate Sylvester, 646-386-0091
gmarose@longacresquare.com / ksylvester@longacresquare.com